Filed pursuant to Rule 433

Registration Statement No. 333-263015

March 14, 2022

PUGET ENERGY, INC.

4.224% Senior Secured Notes due March 15, 2032

PRICING TERM SHEET

Issuer:	Puget Energy, Inc. (the “Issuer”)

Title of Securities:	4.224% Senior Secured Notes due March 15, 2032 (the “Notes”)

Anticipated Ratings (Moody’s; S&P; Fitch)*:	Baa3 (stable)/BBB- (stable)/BBB (stable)

Trade Date:	March 14, 2022

Settlement Date**:	March 17, 2022 (T+3)

Principal Amount:	$450,000,000

Maturity Date:	March 15, 2032

Issue Price:	100.000% of the principal amount

Benchmark Treasury:	1.875% due February 15, 2032

Benchmark Treasury Price/Yield:	97-25 / 2.124%

Spread to Benchmark Treasury:	+210 bps

Yield to Maturity:	4.224%

Coupon:	4.224%

Interest Payment Dates:	Semi-annually on March 15 and September 15, beginning on September 15, 2022

Optional Redemption:

Prior to December 15, 2031 (three months prior to the maturity date of the Notes) (the “Par Call Date”) the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate +35 bps less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

At any time on or after the Par Call Date, the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at par.

Change of Control:	101% plus accrued and unpaid interest upon a Change of Control Repurchase Event as set forth in the preliminary prospectus supplement

Joint Book-Running Managers:	BofA Securities, Inc.. Mizuho Securities USA LLC MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	CIBC World Markets Corp. KeyBanc Capital Markets Inc.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	745310 AN2 / US745310AN24

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** We expect delivery of the Notes will be made against payment therefor on or about March 17, 2022, which is the third business day following the date of the pricing of the Notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required by virtue of the fact that the Notes will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus and prospectus supplement if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Mizuho Securities USA LLC toll-free at 1-866-271-7403 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.

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